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                               IDENTITY AGREEMENT


          THIS  AGREEMENT  made  this  14  day  of  May ,  2002
                                      ----         -----

BETWEEN:  OCEANIC BUSINESS CENTRE
          Suite 2000 - 1066 West Hastings Street
          Vancouver, B.C.
          V6E 3X2

          (hereinafter referred to as "OBC")

AND:      Tech Net Communications Inc.


          (hereinafter referred to as "Client")

          IN CONSIDERATION of the charges payable and the agreement herein, the parties agree as follows:

1. OBC agrees to provide and the Client takes for his exclusive use for the purpose of carrying on the business and/or profession of Technology and for no other purpose the Oceanic Identity Plan described herein at Suite 2000, 1066 West Hastings St., Vancouver, British Columbia.

2. The services provided will be for a period commencing on the 1st day of May, 2002 on a month-to-month basis at a rate of $150.00 per month payable in advance on the first day of each month.

3.     OBC  agrees  with  the  Client  to  provide  as  follows:

a. Telephone answering service to receive telephone calls and take messages nor less than eight (8) hours per day, Monday through Friday, statutory holidays excepted;

b.   Mailing  services  (postage  charge  to  be  paid  by  the  Client);

c. Word processing, secretarial, computer, facsimile and photocopy services on an "as required" basis according with the Schedule of Charges;

d. Occasional use of a boardroom, professional office and/or meeting room facilities;


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                                     - 2 -

The  Client  agrees  with  OBC  as  follows:

a. To pay a fee of $150.00 per month in advance on the first (1st) day of each month as well as any charges incurred by OBC on behalf of the Client (i.e. couriers, mail, etc.)

b. To pay a security deposit equal to one (1) month's fee of $150.00, to be applied to any charges owing by the Client at the termination of the term;

c. To give OBC ONE CLEAR CALENDAR MONTH'S NOTICE in writing of intent to terminate this agreement, such notice to be effective on the last day of rental month, or TO PAY ONE MONTH'S RENT IN LIEU OF PROPER NOTICE;

d.   OBC  may  terminate  this  Agreement:

     (i) If any installment of monthly fee is in arrears for five (5) days, whether formally demanded or not; or

    (ii)  If  the  Client  shall  breach  any  covenant  herein.

   (iii) Upon giving ONE CLEAR CALENDAR MONTH'S NOTICE, such notice to be effective on the last day of rental month.

     IN WITNESS WHEREOF the parties hereto have executed this agreement on the day and year written above.

OCEANIC BUSINESS CENTRE

/s/ signature
____________________________


____________________________


TECH NET COMMUNICATIONS INC.

/s/ Jayeson Carmichael
____________________________

Jayeson Carmichael, President
____________________________